AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 6th day of September, 1996, by and between RJ PROPERTIES, INC., a Florida corporation ("Purchaser"), and ATLANTA LAKES JOINT VENTURE, an Illinois general partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Twenty-Six Million Six Hundred Thousand and No/100 Dollars ($26,600,000.00) (the "Purchase Price"), that certain property commonly known as Post Lake Apartments, Smyrna, Georgia legally described on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Initial Earnest Money") to Chicago Title Insurance Company ("Escrow Agent") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time. At closing, Purchaser shall receive a credit against the Purchase Price in the amount of $50,000.00 in full satisfaction of any and all claims with regard to any (i) fire code violations alleged or in existence relating to the Property or (ii) with respect to any signs relating to the Property or the business conducted thereon not located on the Property.

          Except as expressly set forth herein or in the event of Seller's default hereunder, upon expiration of the Inspection Period, all of the Earnest Money and the interest thereon shall be nonrefundable.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a pro forma owner's ALTA (1992 Form B) standard title insurance policy to be issued by Chicago Title Insurance Company (hereinafter referred to as "Title Insurer") for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes and assessments, association assessments, special district taxes and related charges not yet due and payable; (b) possible set back line violations shown on the Existing Survey (hereinafter defined) to the extent that Title Insurer will affirmatively insure Purchaser for violations and encroachments as shown thereon and as described in Exhibit D hereto, and to the extent that such violations and encroachments do not violate applicable zoning for the Property; (c) matters caused by the actions of Purchaser; and (d) the title exceptions set forth in

Schedule B of the Title Commitment attached hereto as Exhibit D as Numbers 2 through 15(k) inclusive, to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". Except as set forth in the Deed (hereinafter defined) to be delivered to Purchaser, the Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Subject to Paragraph 4 hereof, Purchaser shall pay for all of the costs of the Title Commitment and Title Policy, including the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2. Purchaser has received a survey of the Property prepared by Planners and Engineers Collaborative (the "Existing Survey"). Purchaser shall immediately order an updated survey (the "Updated Survey") and shall pay for all of the costs of updating the Existing Survey and shall obtain the Updated Survey within twenty (20) days after the date hereof. Purchaser shall deliver a copy of the Updated Survey to Seller.

     3.3. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4. PAYMENT OF CLOSING COSTS. Seller shall pay for any and all release fees and costs necessary to release of record any liens or encumbrances affecting the Property which were created solely by or at the express written direction of Seller (and not by any agent of Seller) and which are Unpermitted Exceptions, and all of the costs of the transfer taxes, if any, to be paid with reference to the "Deed" (hereinafter defined). In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser shall pay all other closing costs, including all other stamps, intangible, recording and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and, except for those release fees and costs of Title Insurer which are specifically the obligation of Seller as set forth in this Agreement, all other charges of the Title Insurer in connection with this transaction. Each party shall pay its respective attorneys' fees and any other costs and expenses actually incurred by it to comply with this Agreement. The obligations of the parties to pay various costs set forth in this Paragraph 4 shall survive the termination of this Agreement.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), the Title Commitment or the Updated Survey, or any down-date thereto, discloses any Unpermitted Exception, Seller shall have thirty (30) days from the date of the Title Commitment or the Updated Survey or the date-down thereto, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted

Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period or, in the alternative, within the same time period, Purchaser shall have the right to sue Seller for specific performance of Seller's obligation to deliver title in accordance with the terms hereof, but shall have no other remedy. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception; provided, however, that with respect to any monetary charge, deed of trust, deed to secure debt, mortgage or lien, or any other Unpermitted Exceptions arising in breach of Seller's covenants hereunder, but only if created solely by, or at the express written direction of, or with the prior knowledge (as defined in Section 16.1 of this Agreement) of, Seller (and not by any agent of Seller) and which are Unpermitted Exceptions, Purchaser will be entitled to cure and remove such Unpermitted Exceptions, and Purchaser's reasonable costs and expenses incurred in connection with such cure shall be deducted from and credited against the Purchase Price. If Purchaser terminates this Agreement or does not commence a suit for specific performance in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.1 and the obligation of the parties to pay various costs as set forth in Paragraphs 3.1, 3.2 and 4 (collectively, the "Surviving Obligations").

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by limited warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph
7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty plus the amount of any deductible or self-retention amount payable in connection therewith. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder, except with regard to the Surviving Obligations. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty plus the amount of any deductible or self-retention amount payable in connection therewith.

     6.2. If prior to the Closing Date all of the Property is taken by condemnation or eminent domain this Agreement will be automatically terminated, the Earnest Money, together with all interest accrued thereon, will be returned to Purchaser, and thereupon this Agreement will be null and void and of no further force or effect, and neither Purchaser nor Seller will have any further rights, duties, liabilities and obligations to the other by reason thereof, except with regard to the Surviving Obligations. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated, or Seller has received written notice of any such proceeding being threatened, which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. If prior to the Closing Date there is in Purchaser's reasonable judgment a threat that (a) all of the Property will be taken by condemnation or eminent domain, or (b) the taking of any part of the Property shall: (i) materially impair access to the Property;
(ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated; or (c) land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Property may be taken, or (d) that there will be a change of grade of any such street, road, highway or avenue, then Purchaser may, at its option, terminate this Agreement, in which event the Earnest Money, together with all interest accrued thereon, will be returned to Purchaser and thereupon this Agreement will be null and void and of no further force or effect, and neither Purchaser nor Seller will have any further rights, duties, liabilities and obligations to the other by reason thereof, except with regard to the Surviving Obligations. If this Agreement is not terminated, Purchaser will accept title to the

Property subject to the taking or change of grade, in which event at the Closing Seller will assign to Purchaser all of its right, title and interest in and to the proceeds of any such award or payment and any moneys therefore received by Seller in connection with such taking or change in grade will be paid over to Purchaser.

     6.3. Purchaser shall notify in writing Seller, within five (5) business days after Purchaser's receipt of Seller's notice pursuant to Paragraph 6.2, whether Purchaser elects to exercise its right to terminate this Agreement. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to proceed with Closing.

7.   INSPECTION AND AS-IS CONDITION.
     7.1. Purchaser acknowledges that during the period commencing on June 28, 1996 and ending at 5:00 p.m. Chicago time on September 3, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser were given the right to enter upon the Property to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser deemed reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller delivered to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1994, 1995 and year-to-date 1996 operating statements, list of all resident concessions, corporate units and two-year leases and payroll schedule for onsite employees. After the expiration of the Inspection Period, Purchaser, upon reasonable notice, will have the right to make continuing inspections of the Property until Closing to ascertain the Property's conditions and operations.

     All of the foregoing tests, investigations and studies conducted under this Paragraph 7.1 by Purchaser were at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's reasonable discretion.

     Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Except as otherwise specifically set forth in this Agreement, Seller makes no representations or warranties relating to the condition of the Property or the Personal Property. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code, except to the extent set forth in Section 16.2. Seller has advised Purchaser that certain alleged fire code violations exist with regard to the Property. Purchaser acknowledges receipt of such notice, that there has been an adjustment made in the Purchase Price with regard thereto and that it is purchasing the Property subject thereto. The Purchaser, any affiliate, parent of Purchaser, all shareholders, employees, officers and directors of Purchaser or Purchaser's affiliate or parent, and their respective successors and assigns ("Purchaser Group"), except with regard to a breach of the representation contained in Section 16.2(m), hereby covenant not to sue the Seller or any Affiliate of the Seller for, and shall not enforce any liability or obligation of the Seller or Affiliates of the Seller for, and hereby agree not to bring, assert or maintain any action or claim for contribution, cost recovery or otherwise, including for injunctive relief, relating directly or indirectly to the violation of Environmental Laws regarding the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown, by any action or proceeding wherein a money or other personal judgment, including injunctive relief, is sought by Purchaser Group against the Seller or Affiliates of the Seller; provided, however, that the Purchaser Group and their successors or assigns may bring any action or proceeding to enforce and realize rights and claims under such Environmental Laws for contribution, cost recovery or otherwise against third parties, including but not limited to Seller's predecessors' in title to the Property and in such action name Seller and Seller's Affiliates in such action or proceeding to the extent they, or any of them, are necessary parties to such action or proceeding; further provided, however, that any judgment in any such action or proceeding in favor of Purchaser Group or their successors or assigns shall not be enforced by Purchaser Group or any such successor or assign against the Seller or Seller's Affiliates. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. e 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.
Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material, Seller represents only that such information is the same information provided to Seller by the property manager and prepared by the property manager and except as specifically set forth in
Section 16.2(j), makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and, except with regard to a breach of the representation contained in Section 16.2(j), releases and covenants not to sue Seller and the Affiliates of Seller from or with regard to any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report:
Phase I Environmental Site Assessment, dated May 15, 1996 prepared by EMG
("Existing Report").   Seller makes no representation or warranty concerning
the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on or before September 25, 1996 (the "Closing Date"), at the office of Roberts, Isaf & Summers, Atlanta, Georgia, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Georgia or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing, as well as a so-called Gap Indemnity. All closing and escrow fees shall be paid by Purchaser.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived in writing by Purchaser, together with the transfer declaration therefor;

          9.2.2. a limited warranty bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and tenant deposits, including all refundable security, cleaning, pet and redecorating fees and deposits received by Seller under the terms of any leases outstanding at Closing and not forfeited to Seller, whether or not previously included in income (collectively, the "Tenant Deposits") (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession, to be delivered at the Property;

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          9.2.9.    evidence of the termination of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K);

          9.2.11. an updated rent roll, as to which Seller will make a good faith effort to obtain a certification thereto from the property manager to the effect that such rent roll is true, complete and correct; and

          9.2.12. certified copies of resolutions authorizing the entry into of this Agreement by Seller and the sale and conveyance by Seller to Purchaser of the Property, including certificates of existence for Seller in the state of its creation and in the State of Georgia.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR THE SURVIVING OBLIGATIONS. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT HEREUNDER, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN ON DEMAND OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR THE SURVIVING OBLIGATIONS. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER TITLE IN ACCORDANCE WITH THE TERMS HEREOF, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE, BUT SHALL HAVE NO OTHER REMEDY.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); 100% of refundable Tenant Deposits (which refundable Tenant Deposits will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); 50% of Non-Refundable Tenant Deposits; water and other utility charges; fuels; operating expenses; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); operating expenses which are reimbursable by the tenants for the period prior to the Closing Date less any amount previously paid by the Tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. For purposes of this paragraph, "Non-Refundable Tenant Deposits" shall mean all non-refundable deposits and fees, including pet fees or deposits, redecorating and move out fees (but not including application fees) made by tenants with respect to executory leases shown on the rent roll delivered to Purchaser at closing, whether or not such deposits have previously been included as income by Seller. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. Should any proration prove to be inaccurate upon receipt of the actual bills for the Property, then either Seller or Purchaser may demand within thirty (30) days after the Closing Date a payment from the other party correcting such malapportionment, at which time the prorations shall be final.

     12.2. Rents collected after Closing from each tenant ("Post-Closing Receipts") shall be successively applied to the payment of:

          (i)  Rents due and payable in the month in which payment is made;

          (ii) Rents due and payable in the month in which Closing occurs;

          (iii) Rents due and payable in months preceding the month in which Closing occurred, up to and including the month in which payment is made; and

          (iv) Rents due and payable in months succeeding the month in which Closing occurs, other than applied above, if any. Purchaser shall collect and remit to Seller its prorated share of any delinquent rents paid to Purchaser after Closing, but Purchaser does not guarantee any such collections.

     Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Within one hundred twenty (120) days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first ninety (90) days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and if the audit verifies additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. This Agreement is not assignable by Seller. This Agreement and the rights, duties, interests and obligations of Purchaser hereunder may be assigned by Purchaser to (i) any general or limited partnership, trust, corporation or limited liability company (including a partnership, trust, corporation or limited liability company to be formed hereafter) of which RJ Properties, Inc. or Raymond James Realty Advisors, Inc. is a general partner, trustee, shareholder, managing member or manager, or (ii) a trust of which an affiliate controlled by RJ Properties, Inc. is asset manager. If such assignment is made, then the sale of the Property contemplated by this agreement will be consummated in the name of any such assignee, provided, however, after any such assignment, assignor shall remain liable, jointly and severally, with assignee for the performance and discharge of all the obligations and liabilities of Purchaser hereunder. If this Agreement is assigned to a trust, each document signed by the trust or trustee thereof to effectuate the transactions contemplated by this Agreement shall contain the following or similar language acceptable to Purchaser's counsel:

          "All obligations required to be performed by, and liability of, Purchaser under the [add reference to the document being signed], and each other document evidencing the [Transaction], are the obligations of the Purchaser trust only, and neither Purchaser's trustee nor any beneficiary of Purchaser shall have any personal liability therefor. Seller agrees that it will make no claim against Purchaser's trustee of any beneficiary and will seek recourse only against the assets of Purchaser trust."

An assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement other than as expressly set forth in this Paragraph shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Apartment Realty Advisors (to be paid by Seller). Seller's commission to Apartment Realty Advisors shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Apartment Realty Advisors. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed. Seller and Purchaser acknowledge that some or all of the officers of Purchaser are licensed as real estate brokers and/or real estate salesmen under the laws of the State of Georgia. In such capacities, such officers are acting as principals and not as brokers or salesmen in this transaction, which disclosure is made pursuant to Rule 520-1-08 of the Rules and Substantive Regulations of the Georgia Real Estate Commission.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Dan Charleston and Michael Becker (together referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants, property manager or employees shall not be imputed to Seller, any general partner of Seller, the subpartners of the general partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made only to Seller's knowledge and which shall survive Closing for a period ending December 27, 1996, at which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate:

     (a) Title. Seller has fee simple title to the Real Estate and owns the Personal Property, and has the right, power and authority to enter into this Agreement and the right, power and authority to convey the Property in accordance with the terms and conditions of this Agreement.

     (b) Authority: Seller: (i) is a general partnership duly organized, validly existing and in good standing under the laws of the State of Illinois and is qualified to do business in the State of Georgia; (ii) is duly bound by the actions and execution hereof by the authorized signatory who has executed this Agreement for and on behalf of Seller; and (iii) has the authority and power to enter into this Agreement and to consummate the transaction contemplated herein. Atlanta Lakes, Inc., an Illinois corporation, and The Balcor Company, a Delaware corporation, as a partner of Balcor Partners$XX, an Illinois general partnership, as general partner of Atlanta Lakes Investors, an Illinois limited partnership, the sole general partners of Seller, (i) are qualified to act as such; and (ii) have the authority to execute and deliver this Agreement and all documents in connection with the purchase and sale of the Property as contemplated herein and to convey the Property. There are no other general partners of Seller.

     (c) Conflicts. The execution and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Seller on the Closing Date and the performance by Seller of Seller's duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated herein, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Seller is a party, or any judicial order or judgment of any nature by which Seller is bound. On the Closing Date, all necessary and appropriate action will have been taken by Seller authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Seller of the documents and instruments to be executed by Seller on the Closing Date and the performance by Seller of Seller's duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated herein.

     (d) Condemnation. Seller has received no written notice of any pending action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof. Seller will, promptly upon receiving any such notice, give Purchaser written notice thereof.

     (e) Litigation. Except for routine rent collection matters arising under any tenant leases (which in the aggregate are not material), or as otherwise disclosed in writing to Purchaser, Seller has no knowledge that there is any action, suit or proceeding pending by or against or affecting Seller or the Property which does or will involve or affect the Property, the title thereto or the operation thereof.

     (f) Assessments and Taxes. True and correct copies of all real and personal property tax bills for the year 1996, and copies of all bills for real and personal property taxes which to Seller's knowledge have not been paid, have been or will be delivered to Purchaser.

     (g) No Violations. Except with regard to certain alleged fire code violations which have been disclosed to Purchaser, Seller has received no written notice that any municipality or governmental or quasi-Governmental Authority has determined that there are any violations of law, municipal or county ordinances or any legal requirements with respect to the use, occupancy and construction of the Property, including fire, health, environmental, building and safety codes and requirements, relating and/or applicable to the ownership, use and operation of the Property as a residential apartment complex. In the event Seller receives notice prior to the Closing Date of any such violations affecting the Property, Seller shall promptly notify Purchaser thereof.

     (h) Employees. Seller has no employees on the site of the Property engaged in the management, leasing, operation or maintenance of the Property.

     (i) Service Contracts. The Service Contracts as set forth and scheduled on Exhibit H are the only management, maintenance, service or other contracts and agreements which affect the use, operation, ownership or management of the Property (other than tenant leases). There is no union contract to which Seller is a party affecting the Property or the employees thereof.

     (j) Rent Roll. To Seller's knowledge the information set forth on the rent roll attached hereto as Exhibit M (the "Rent Roll") is current, true and accurate in all material respects with regard to the information for each apartment. Seller will cause to be provided to Purchaser a separate report of current delinquencies and of deposits, if not reflected on the Rent Roll, which report(s) will be attached to and become a part of the Rent Roll.

     (k) Foreign Ownership. Seller is not a "foreign person" as that term is defined in the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto, and Purchaser has no obligation under
Section 1445 of the U.S. Internal Revenue Code of 1986, as amended, to withhold and pay over to the U.S. Internal Revenue Service any part of the "amount realized" by Seller in the transaction contemplated hereby (as such term is defined in the regulations issued under said Section 1445).

     (l) Prior Options. No unexercised options or rights of first refusal have been granted by Seller to purchase any interest in the Property, or any part thereof.

     (m) Hazardous Substances. Except as set forth in any environmental reports delivered to Purchaser pursuant to Subsection 7.4 hereof, Seller has received no written notice of the existence, deposit, storage, removal, burial or discharge of any Hazardous Material at, upon, under or within the Property, in an amount which would, as of the date hereof, give rise to any "Environmental Compliance Cost". For purposes of this Paragraph, "Environmental Compliance Cost" means any out of pocket cost, fee or expense incurred to satisfy any requirement of, or to bring the Property into compliance with, all Environmental Laws.

     (n) Liquidation. Seller agrees that it will retain $250,000 of the proceeds of the sale of the Property and will not liquidate or distribute such portion of the proceeds of the sale of the Property to its partners prior to December 27, 1996.

     16.3.     Purchaser hereby represents and warrants that:
     (a) Authority. Purchaser (i) is a corporation, or trust, duly organized and validly existing under the laws of the State of Florida, and is duly authorized and qualified to do all things required of it under this Agreement;
(ii) has authority and power to enter into this Agreement and consummate the transaction contemplated herein; and (iii) has the authority to execute and deliver this Agreement and all documents in connection with the purchase and sale of the Property as contemplated herein.

     (b) Conflicts. The execution and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Purchaser on the Closing Date and the performance by Purchaser of Purchaser's duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated herein, are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Purchaser is a party, or any judicial order or judgment of any nature by which Purchaser is bound. On the Closing Date, all necessary and appropriate action will have been taken by Purchaser authorizing and approving the execution of and entry into this Agreement, the execution and delivery by Purchaser of the documents and instruments to be executed by Purchaser on the Closing Date and the performance by Purchaser of Purchaser's duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the purchase and sale of the Property as contemplated herein.

17.  RENTAL ACTIVITY, OPERATIONS AND MAINTENANCE PRIOR TO CLOSING.

     17.1. So long as this Agreement remains in effect, Seller will not sell, assign, convey (absolutely or as security), grant a security interest in or otherwise encumber or dispose of, the Property (or any interest or estate therein), except for operating and maintaining the Property in the ordinary course of business as set forth in Section 17.2, enter into any contract or agreement regarding any of the foregoing or change the property manager; provided, however, that Seller may, in its reasonable discretion, enter into a contract or agreement regarding the Property if an emergency or other extraordinary condition makes it appropriate to do so.

     17.2. Seller shall use its best efforts to cause the property manager to operate and maintain the Property from and after the date hereof until Closing in the ordinary course of business consistent with prior practices, including routine maintenance and repairs of the Property (provided that such maintenance and repair obligations will not include extraordinary capital expenditures).

     17.3. Seller shall not enter into any additional service contracts or other similar agreements without the prior consent of Purchaser, except those deemed reasonably necessary by Seller and which are cancelable on thirty (30) days' notice at no cost or expense to Purchaser or Seller.

     17.4. All vacant apartment units at Closing, other than apartment units vacated within ten (10) business days prior to Closing, must be rent-ready in accordance with Seller's ordinary course of business, consistent with Seller's prior practices.

     17.5. All contracts and agreements of Seller with the property manager will be terminated effective the Closing Date.

18.  LIMITATION OF LIABILITY.

     18.1. Subject only to Seller's limited liability after the Closing as set forth in Section 18.2, neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature nor shall Purchaser have the right to receive any judgment in or otherwise recover against the assets of the aforesaid for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability or to receive any judgment in or otherwise recover against the assets of Seller, the Affiliates of Seller or their respective beneficiaries, affiliates, shareholders, partners, officers, agents or employees, heirs, successors or assigns, except to the extent necessary to sue Seller solely for specific performance of Seller's obligation to deliver title in accordance with the terms hereof in the event of a default by Seller hereunder prior to closing, but shall commence or pursue no other remedy.

     18.2. Notwithstanding anything contained herein to the contrary, after the Closing Seller, and Seller only, shall be liable only for breaches of representations and warranties contained in Section 16.2 and for the Surviving Obligations; provided, however, Purchaser hereby agrees that its sole remedy for Seller's default prior to Closing is for a return of its Earnest Money and interest thereon or specific performance as set forth in Section 11 and that after the Closing or to the extent the provisions of Section 11 are held not enforceable, the maximum aggregate liability of Seller in connection with, arising out of or in any way related to a breach or default by Seller under this Agreement shall be $250,000. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams
                              (847) 267-1600

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (847) 317-4360
                              (847) 317-4462 (FAX)

             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

        TO PURCHASER:         c/o Raymond James Realty Advisors, Inc.
                              7000 Central Parkway
                              Suite 1500
                              Atlanta, Georgia  30328
                              Attention: Robert L. Morris, Vice President
                              (770) 551-0007
                              (770) 551-0480 (FAX)

     and one copy to:         Roberts, Isaf & Summers
                              500 Northpark Town Center
                              1100 Abernathy Road, N.E.
                              Suite 1100
                              Atlanta, Georgia  30328
                              Attention:  Fred T. Isaf, Esq.
                              (770) 551-9800
                              (770) 393-1741 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by confirmed facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication.

21.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. GOVERNING LAW. The provisions of this Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Georgia except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement cannot be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

26. EXHIBITS. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

27. REFERENCES. All references to Paragraphs will be deemed to refer to the appropriate Paragraph of this Agreement. Unless otherwise specified in this Agreement, the terms "herein", "hereof", "hereunder" and other terms of like or similar import, will be deemed to refer to this Agreement as a whole, and not to any particular Paragraphs hereof. Words of any gender used in this Agreement will be held and construed to include any other gender, and words of a singular number shall be held to include plural, and vice versa, unless the context requires otherwise.

28. WAIVER. Any condition or right of termination, cancellation or rescission granted by this Agreement to Purchaser or Seller may be waived, but only in writing, by such party. No such waiver shall be deemed to constitute a waiver of any subsequent condition or right of termination, cancellation or rescission.

29. RIGHTS CUMULATIVE. Except as expressly limited by the terms of this Agreement, all rights, powers and privileges conferred hereunder are cumulative and not restrictive of those given by law.

30. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

31. DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or national bank holiday, then such time period will be automatically extended through the close of business on the next regularly scheduled business day.

32. FURTHER ASSURANCES. The parties hereto agree that they will each take such steps and execute such documents as may be reasonably required by the other party or parties to carry out the intents and purposes of this Agreement.

33. VALIDITY OF AGREEMENT. The validity of this Agreement between Seller and Purchaser will not be affected by whether or not any Broker or any party other than Seller and Purchaser has signed this Agreement or any amendments thereto.

34. SEVERABILITY. In the event any provision or portion of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, such holding will not affect the remainder hereof, and the remaining provisions shall continue in full force and effect at the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part hereof.

35. AUTHORITY. The undersigned officers of Seller and Purchaser hereby represent, covenant and warrant that all actions necessary by their respective boards of directors, directors, shareholders and partners will have been obtained and that they will have been specifically authorized to enter into this Agreement and that no additional action will be necessary by them in order to make this Agreement legally binding upon them in all respects. Purchaser and Seller covenant to provide written evidence of compliance with this Paragraph prior to the end of the Inspection Period.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


                         PURCHASER:

                         RJ PROPERTIES, INC., a Florida corporation


                         By:   /s/ Robert L. Morris
                              -------------------------------------
                         Name:     Robert L. Morris
                              -------------------------------------
                         Its:      Sr. V.P.
                              -------------------------------------



                         SELLER:

                         ATLANTA LAKES JOINT VENTURE, an Illinois general partnership

                         By: Atlanta Lakes, Inc., an Illinois corporation, a general partner

                              By:   /s/ Daniel L. Charleston
                                   --------------------------------------
                              Name:     Daniel L. Charleston
                                   --------------------------------------
                              Its:      Authorized Agent
                                   --------------------------------------


                         By:  Atlanta Lakes Investors, an Illinois
                              limited partnership, a general partner

                              By:  Balcor Partners-XX, an Illinois general
                                   partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, a partner


                                        By:   /s/ Daniel L. Charleston
                                             ---------------------------------
                                        Name:     Daniel L. Charleston
                                             ---------------------------------
                                        Its:      Authorized Agent
                                             ---------------------------------

                                                  Post Lake Apartments
                                                  Smyrna, Georgia



Jay Clark of Apartment Realty Advisors ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   Apartment Realty Advisors

                                   By:
                                        -----------------------------------
                                             Jay Clark

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Rent Roll